Exhibit 99.1

LecTec Corporation Finalizes Management Transitions and Receives Positive Orders Related to Markman Hearing Held May 6, 2010.

May 26, 2010

TEXARKANA, Texas—(BUSINESS WIRE)—LecTec Corporation (OTCBB: LECT) announced today  that, effective as of June 1, 2010, Greg Freitag has been appointed to the LecTec Board of Directors and hired as Chief Executive Officer and Chief Financial Officer of the Company.  Mr. Judd Berlin will continue as Chairman of the Board of LecTec and has been engaged to act as an advisor to the Company on certain matters effective as of June 1, 2010.  These management changes complete the previously announced transition approved in principle by the Board of Directors on May 16, 2010.

As Chief Executive Officer and Chief Financial Officer, Mr. Freitag’s employment is “at will” and he is entitled to: (a) an annual base salary in the amount of $150,000; (b) reimbursement for reasonable travel and other business related expenses; and (c) an option to purchase 125,000 shares of our common stock at $3.50 per share, the closing price of LecTec’s common stock on May 26, 2010, vesting ratably over 5 quarters, and which will vest in its entirety in the event of  a sale, merger or liquidation of the Company pursuant to which Mr. Freitag is terminated as our Chief Executive Officer and Chief Financial Officer.  Mr. Freitag will not receive any additional compensation for serving as a member of the LecTec Board of Directors.

Mr. Berlin, who is stepping down as LecTec’s Chief Executive Officer and Chief Financial Officer, lead the Company during a period which saw a multi-fold increase in stock price, over $4 million in dividends paid to shareholders and the invention by Mr. Berlin of the hand sanitizer patch.  Mr. Berlin remains Chairman of the Board of Directors and is being engaged as an advisor to the Company to evaluate opportunities in Asia and to further support LecTec’s efforts regarding the development of its IP portfolio and protection thereof.  Mr. Berlin’s advisory services agreement with the Company entitles him to: (a) compensation of $11,000 per month; (b) reimbursement for reasonable travel and other business expenses; and (c) reimbursement in the amount of $30,000 if, during any calendar year, his service to the Company requires him to be physically present in the United States for more than 30 days within such year and consequently is required to forfeit the benefit of the Foreign Earned Income Exclusion under the U.S. Internal Revenue Code of 1986.  Mr. Berlin’s advisory services agreement may be terminated upon 30 days notice by the Company.

LecTec also announced today that the United States District Court for the Eastern District of Texas issued Orders on May 20, 2010, in regard to the patent infringement litigation entitled LecTec Corporation v Chattem, Inc. et al.  The first Order was based on LecTec’s motion to strike an exhibit from Chattem, Inc.’s Opposition Brief, in which Order the motion to strike was granted by the Court.  A second Order denied Defendant’s motion request for leave to file for summary judgment as to non-infringement, but granted the request for leave to file for summary judgment as to invalidity of patents.  The Court also issued its Markman ruling interpreting certain terms of the LecTec patents.

Mr. Freitag stated “I am very excited to become part of the LecTec management team and about our business strategy to derive the greatest value possible out of each of LecTec’s assets.  I am committed to controlling the expenses of the Company, and in this regard salaries and advisory fees in the aggregate have been reduced and money spent on R&D will be reviewed based upon return on investment.  Most importantly, we believe the current economic/market situation provides very good opportunities to leverage our cash and public entity status.”

Mr. Freitag continued to say, “We believe the Orders from the Court are favorable to LecTec and continue to support our vigorous defense of LecTec’s intellectual property.  This is one step closer to the final resolution of our current patent infringement cases. Although no assurance of outcome can be provided in any litigation, we believe that LecTec will be able to continue its success in its litigation matters.  I appreciate having the opportunity to serve the LecTec shareholders.”

About LecTec Corporation

LecTec is an intellectual property (“IP”) licensing and holding company with approximately $10,000,000 in cash at March 31, 2010.  LecTec holds multiple domestic and international patents based on its original hydrogel patch technology and has also filed for a provisional patent for its hand sanitizer patch.  The LecTec hydrogel patch technology allows for a number of potential applications, while its hand sanitizer patch is a consumer product which kills targeted infectious organisms and is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed or exposed to the eye.  An initial prototype of the LecTec hand sanitizer patch has been developed.  Although LecTec is conducting limited research and development on its hand sanitizer patch, it intends to engage a strategic partner to complete the hand sanitizer patch development and bring it to market.  LecTec also has a licensing agreement (“Novartis Agreement” or “Agreement”) with Novartis Consumer Health, Inc. (“Novartis”), which pays royalties to LecTec from time to time, within the terms of the Agreement, based upon a percentage of Novartis’ net sales of licensed products.  LecTec takes legal action as necessary to protect its IP and is currently involved in two patent infringement actions.  Finally, LecTec is pursuing a merger/acquisition strategy with the intent to leverage its cash asset and improve shareholder liquidity.

Cautionary Statements

This press release contains forward–looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward-looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward–looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the Company’s pending patent infringement litigation against Chattem, Inc. (NASDAQ: CHTT) and Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for license, sale or strategic partner agreements related to patents that the Company holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10–K for the year ended December 31, 2009.

Contacts

LecTec Corporation, Bill Johnson, Controller 903-832-0993